UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 21, 2022, Jonathan Jorgl, Robert L. Chioini and Michael Rice issued the following press release:

AIM Stockholder Full Value Committee Announces Director Nominations for AIM Annual Meeting and Confirms Intent to Proceed with Proxy Solicitation

AIM’s Baseless and False Allegations Demonstrate the Desperate Attempt by CEO/Director Tom Equels and Directors William Mitchell and Stewart Appelrouth to Continue to Entrench and Enrich Themselves and Waste Corporate Assets at the Expense of AIM Stockholders

New York, NY, July 21, 2022: Jonathan Jorgl, an AIM ImmunoTech Inc. (NYSE American: AIM), (“AIM”) stockholder, together with his nominees, Robert L. Chioini and Michael Rice (collectively, the “AIM Stockholder Full Value Committee” or the “ASFV Committee”), today announced that Mr. Jorgl delivered notice to AIM on July 8, 2022 (the “Notice”) of his intent to nominate Mr. Chioini and Mr. Rice to the AIM board of directors – to replace Directors William Mitchell and Stewart Appelrouth. Notwithstanding meritless claims to the contrary by AIM, the Notice is valid and complied with AIM’s bylaws. As such, the AIM Stockholder Full Value Committee intends to file a preliminary proxy statement with the SEC in due course and solicit proxies for the election of Mr. Chioini and Mr. Rice at AIM’s annual meeting of stockholders.

In response to the submission of the Notice and the threat of stockholder action to elect two truly independent directors focused on creating real value for all stockholders, AIM’s Board issued a press release falsely stating the notice was not valid and commenced frivolous litigation to try and block the valid exercise of the basic stockholder right to elect directors. The press release issued by AIM on July 18, 2022, as well as the complaint filed by AIM in the U.S District Court for the Middle District of Florida (the “Florida Action”) baselessly alleging that the members of the ASFV Committee are acting as a group with certain other stockholders of AIM and/or other individuals, in fact contain false, misleading and irrelevant information with respect to the members of the ASFV Committee and their activities. The allegations in the Florida action are entirely without merit as it relates to the members of the ASFV Committee, and the AIM Stockholder Full Value Committee members will take whatever action is necessary to defend themselves and otherwise to preserve their rights.

We believe the incumbent directors’ improper rejection of the Notice is not legitimate and is a self-serving attempt to squash stockholder rights and voices by pressuring the AIM Stockholder Full Value Committee to back down, evidenced by their issuance of a press release and commencement of costly and wasteful litigation prior to finally responding to the Notice. These actions by AIM CEO Tom Equels and directors William Mitchell and Stewart Appelrouth are appalling and a waste of stockholder resources, we believe for the primary purpose of entrenching management solely driven by their greed.

Importantly, the actions of AIM are part of a pattern of AIM CEO Tom Equels and directors William Mitchell and Stewart Appelrouth wasting corporate assets at the expense of stockholders in their effort to entrench and enrich themselves and deny stockholders basic rights. Since Tom Equels took over as CEO in 2016 and reduced the Board size from five directors down to three, including only himself, William Mitchell and Stewart Appelrouth, it appears clear that the three directors have entrenched themselves primarily to continue to enrich themselves at the expense of stockholders while delivering extremely poor results, for example:

•	AIM share price plummeted from a high of over $100 in 2016 to just $.80 a more than 99% decline in value, accounting for 12-to-1 and 44-to-1 reverse splits

•	AIM market cap plunged from approximately $460 million to $39 million, more than a 91% decline in value, accounting for 12-to-1 and 44-to-1 reverse splits

•	AIM approved not one but two, undesirable reverse splits in three years utilizing both a 12-to-1 and 44-to-1 stock reduction wiping out shareholder equity

•	AIM has cumulative net losses totaling $68.4 million over just the last 5 years (2016 – 2021).

•	No FDA approved company run clinical studies on lead technology Ampligen® (Rintatolimod)

•	No sales of the company’s FDA approved drug Alferon N Injection

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Compensation of CEO Equels and directors Mitchell and Appelrouth is egregiously excessive for a company with such a small market cap of just $35 million and a consistent history of significant losses and a lack of clinical or commercial progress. In the past two years alone, Equels has received average total compensation of over $2.2 million per year, of which an average of over $1.3 million per year was cash. In the past two years, directors Mitchell and Appelrouth have each received average total compensation of over $275,000 per year, with over $180,000 per year paid in cash. In fact, since 2010, Equels and Mitchell have paid themselves $15,778,512 and $2,256,525 respectively, while Appelrouth since 2016 paid himself $1,040,199 – $19,075,236 cumulative total compensation for all three! This is an outrageous amount of money paid out to AIM’s CEO and Board in light of AIM’s severe lack of execution and performance and its massive losses. Stockholders are losing their money and equity while management gets filthy rich by rewarding themselves with cash and stock options.

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A board with just three directors, consisting of the CEO who has been with the company for 14 years, a chairman who has been with the company for 24 years and the other director who has been with the company for 6 years, and the same two non-employee directors serving on each the audit, compensation and nominating and governance committees, appears to be nothing more than a self-serving club, which we believe clearly cannot provide effective business and financial oversight and proper governance and is clearly to the detriment of stockholders; we are not surprised that AIM share price has lost over 99% of its value while CEO Equels and directors Mitchell and Appelrouth have gotten very rich.

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AIM’s stockholders have already expressed displeasure with AIM’s management and board, with the most recent say-on-pay vote overwhelmingly failing, with approximately five-times more votes “against” than “for”, and with AIM’s two non-employee directors barely receiving more “for” votes than “withhold” votes in an uncontested election.

Against this backdrop, it is unfortunate but not surprising that AIM’s board members – Equels, Mitchell and Appelrouth – seek to continue to waste corporate resources in an effort to further their entrenchment and self-enrichment scheme and trample shareholder rights only to serve the self-interest of the CEO and other two directors through meritless litigation and false and misleading public statements against the members of the AIM Stockholder Full Value Committee, all in an effort to deprive stockholders of the opportunity to vote in a manner that they believe can change the direction and improve the performance of the company, so that patients can truly have a chance to benefit from potentially new therapies and shareholders can obtain real value on their investment.

The AIM Stockholder Value Committee believes strongly that for the sake of stockholders and patients AIM needs new directors who can unlock the value of AIM’s lead technology Ampligen® (Rintatolimod) by running a successful clinical development program leading to FDA marketing approval and generating sales of the company’s FDA approved drug Alferon N Injection, while providing transparency to stockholders and presenting AIM’s exciting opportunity to institutional health care funds on Wall Street and other investors, as well as greatly improving corporate governance at the company. As such, the AIM Stockholder Full Value Committee intends to move forward with its campaign to elect new, highly experienced and ethical directors in Mr. Chioini and Mr. Rice, who together will drive value with a sense of urgency for AIM shareholders.

Biographies of Nominees

Robert L. Chioini, 57, is the Founder and Managing Member of Bright Rock Holdings, LLC, since 2019-2020 and currently, a consultancy business that helps pharmaceutical drug and medical device companies successfully grow their business by providing financing, public listing, management, operations, licensing, clinical drug development, medical device development and corporate governance assistance, among other things. Mr. Chioini was the Chief Executive Officer, and a Director of SQI Diagnostics, Inc. (OTCQX-US: SQIDF/TSX-V: SQD), 2020-2021, a publicly traded, vertically integrated diagnostic medical device company servicing the U.S. and Canadian diagnostic healthcare markets, where he provided executive leadership and revamped the business leading to a 200% increase in company valuation to a $155 million market capitalization. Mr. Chioini was Founder, Chairman & Chief Executive Officer of Rockwell Medical, Inc. (NASDAQ: RMTI), 1995-2018, where he provided executive leadership and started and built the business, from inception into a successful, vertically integrated, publicly traded $980 million pharmaceutical drug and medical device company with four manufacturing plants, five distribution facilities and 330 employees servicing the U.S. and global dialysis healthcare market. In addition to achieving 14 new U.S. FDA medical device approvals, Mr. Chioini assembled top-level clinical talent and successfully raised over $150 million to fund and execute successful human clinical studies for drug development and obtained 4 new U.S. FDA drug approvals (3-NDA, 1-ANDA). While managing global business development, Mr. Chioini secured multiple exclusive license agreements, including with Wanbang Biopharma (subsidiary of Shanghai FOSUN Pharmaceutical) to commercialize drug in China for $40 million cash in upfront payment and milestone payments, plus ongoing sales royalty and drug purchase, as well as with Baxter International for $52.5 million cash, milestone payments, profit split and equity purchase. Mr. Chioini was responsible for leading all operations and strategic direction for the Company with full accountability for bottom-line factors. Mr. Chioini served as a director of Rockwell Medical, Inc. from 1995 to 2018 and SQI Diagnostics, Inc. from 2020 to 2021.

Michael Rice, 57, is the Founding Partner of LifeSci Partners, March 2010, comprising several business verticals within the LifeSci platform that collectively provide companies with the resources and experience they need to realize the full potential of their scientific innovation, driving long-term value for shareholders and patients. These business units include 1) LifeSci Index Partners, LLC, an index provider of healthcare-based stock market indices, 2) LifeSci Fund Management, a thesis driven portfolio management firm focused on investment in Life Sciences companies that manages the AlphaCentric LifeSci Healthcare Fund, 3) LifeSci Venture Partners, a venture capital investor in early-stage healthcare companies, 4) LifeSci Search, the executive search division that provides placement services at the C-Suite, Board of Directors and VP level within the biotechnology, pharmaceutical and medical technology sectors while also supporting Buy Side firms with Partner and Principal appointments, 5) LifeSci Communications, a global communications and marketing agency focused on life science and medical technology and 6) First Thought, a strategic partner that connects companies with key opinion leaders (KOL) and scientists to provide expertise. Prior to co-founding LifeSci Advisors and LifeSci Capital, Mr. Rice was the co-head of health care investment banking at Canaccord Adams, where he was involved in debt and equity financing. Mr. Rice was also a Managing Director at Think Equity Partners where he was responsible for managing Healthcare Capital Markets, which included structuring and executing numerous transactions, many of which were firsts at ThinkEquity. Prior to that, Mr. Rice served as a Managing Director at Bank of America serving large hedge funds and private equity healthcare funds. Previously, he was a Managing Director at JPMorgan/Hambrecht & Quist. Mr. Rice has served as a director of Vascular Biogenics Ltd. since July 2021 and 9 Meters Biopharma, Inc. since February 2021, and previously served as a director of Navidea Biopharmaceuticals, Inc. from May 2016 to May 2021.

Important Information and Participants in the Solicitation

The AIM Stockholder Full Value Committee intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM.

THE ASFV COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are expected each to be member of the ASFV Committee and River Rock Advisors LLC (collectively, the “Participants”). As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of common stock, par value $0.001 per share, of AIM (the “common stock”). As of the date hereof, no other Participant is the record or beneficial owner of any shares of common stock.